                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(Dollars in thousands)

                                                                                    The Company
                                                      -------------------------------------------------------------------------
                                                        Six Months     Three Months    Year ended    Year ended    Month ended
                                                      Ended June 30,   Ended June 30,  December 31,  December 31,   December 31,
                                                           1997            1997           1996          1995(1)        1994
                                                      --------------------------------------------------------------------------
Income before provision for income taxes              $    2,099      $    1,294       $     149      $   (575)     $     (64)
 Add fixed charges
  Interest expense including amortization of debt
   issuance costs                                            408             245               -            133             8
                                                      ----------      ----------       ---------      ---------     ---------
Earnings                                                   2,507           1,539             149           (442)          (56)
                                                      ==========      ==========       =========      =========     =========
Fixed Charges
 Interest expense including amortization of debt
  issuance costs                                             408             245               -            133             8
 Capitalized interest                                      2,944           1,606           2,188            577             -
                                                      ----------      ----------       ---------      ---------     ---------
 Total fixed charges                                  $    3,352      $    1,851       $   2,188      $     710     $       8
                                                      ==========      ==========       =========      =========     =========

Ratio of earnings to fixed charges                          0.75            0.83            0.07          (0.62)         (7.00)

(Deficiency of) Earnings to cover fixed charges             (845)           (312)         (2,039)        (1,152)          (64)

                                                      Predecessor
                                                 ----------------------
                                                     Eleven Months
                                                    ended November 31,
                                                 ----------------------
                                                         1994
                                                 ----------------------
Income before provision for income taxes              $    231
 Add fixed charges
  Interest expense including amortization of debt
   issuance costs                                          297
                                                      --------
Earnings                                                   528
                                                      ========
Fixed Charges
 Interest expense including amortization of debt
  issuance costs                                           297
 Capitalized interest                                       11
                                                      --------
 Total fixed charges                                  $    308
                                                      ========
Ratio of earnings to fixed charges                        1.71

(Deficiency of) Earnings to cover fixed charges            220

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(1) December 31, 1991 is unaudited

(2) Amortization of debt issuance costs is $37,000 for year ended
    December 31, 1995.